Exhibit 21

Subsidiaries of Pixelworks, Inc.

Equator Technologies, Inc. — a Delaware corporation
Pixelworks Japan Inc. — a Japan company
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. — a China company
Pixelworks Semiconductor Technology (Taiwan) Inc. — a Taiwan company